Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP ANNOUNCES ADOPTION OF
SHARE REPURCHASE PROGRAM

NEW YORK, NY, Wednesday, February 24, 2026 -- (“Valley”), the holding company for Valley National Bank, announced today that its Board of Directors approved a new stock repurchase program in an amount up to 25 million shares of Valley common stock. Valley’s current stock repurchase program, unless terminated sooner, is set to expire on April 26, 2026. The authorization to repurchase under the new repurchase program will be effective on April 27, 2026 and will expire on April 27, 2028. The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities.

Under the new repurchase program, repurchases can be made from time to time using a variety of methods, including open market purchases and through the use of Rule 10b5-1 trading plans, all in compliance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The program does not obligate Valley to acquire any particular amount of shares, and may be suspended or discontinued at any time at Valley’s discretion.
About Valley
As the principal subsidiary of Valley National Bancorp (NASDAQ: VLY), Valley National Bank is a regional financial institution with approximately $64 billion in assets. Founded in 1927, Valley has more than 200 offices nationwide and serves individuals, families, and businesses across New Jersey, New York, Florida, Alabama, California, and Illinois. Valley delivers a full range of consumer, commercial, and wealth management solutions designed to support everything from homeownership and business growth to long-term financial planning. Big enough to support complex financial needs and small enough to stay deeply connected, Valley is grounded in a relationship-led approach focused on understanding people first. That same relationship-led approach guides Valley’s commitment to community investment and responsible corporate citizenship. To learn more, visit www.valley.com or call the Valley Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by forward-looking terminology such as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,”

Valley National Bancorp (NASDAQ: VLY)
February 24, 2026

“outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Valley’s actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those risk factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2024. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

2